Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference  in the Registration Statement (Form S-8 ) pertaining to the Websense, Inc. Amended and Restated 2000 Stock Incentive Plan and the Websense, Inc. 2000 Employee Stock Purchase Plan of our reports dated February 26, 2008 with respect to the consolidated financial statements and schedule of Websense, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Websense, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Diego, California
May 5, 2008